EXHIBIT 99.4

Addus HomeCare Expands Presence in Southeast U.S. with Acquisition of

Advantage Health Systems

Acquisition Expected to be Accretive in 2010

Palatine, IL., July 27, 2010 – Addus HomeCare Corporation (Nasdaq: ADUS), a provider of comprehensive in-home social and medical services, announced today the acquisition of the operations and certain assets of Advantage Health Systems, Inc., which provides these services in South Carolina and Georgia.

Under the terms of the transaction, total consideration from Addus to Advantage Health Systems shareholders will be up to $8.34 million including $5.1 million in cash, $1.24 million in stock and up to $2 million in earn out milestones. Advantage Health reported revenues of $13 million in 2009 and was profitable and cash flow positive. Addus expects the acquisition to be accretive to earnings for 2010 in the range of $.02 to $.03. Additional information will be reported on Form 8-K. Management will be discussing the transaction on its previously announced second quarter earnings call scheduled for August 5, 2010.

Advantage Health Systems, doing business as CarePro Health Services, serves approximately 1,200 patients in its five locations in South Carolina and one in Georgia. The company has a strong local presence, offering personal care, private duty, home health and hospice services.

Mark Heaney, President and CEO of Addus Homecare, stated “The acquisition of Advantage Health Systems offers a very attractive opportunity to expand Addus’ services in the Southeast market while further enhancing our geographic and payor diversification. Advantage Health Systems’ model of integrated care is consistent with Addus’ model with 84 percent of revenues from home & community services and 16 percent from home health services.”

Heaney continued, “Advantage Health Systems is a leading provider of social services in South Carolina and holds Certificates of Need (CONs) in two of South Carolina’s most populated counties. Advantage, which has provided hospice services since 2009, also recently obtained certification for a statewide hospice operation. Advantage Health Systems is a highly respected provider with an outstanding reputation for quality of care that is the hallmark of Addus HomeCare. We welcome their employees and management to the Addus family.”

Paul Mitchell, President and Chief Executive Officer of Advantage Health Systems, remarked, “Addus HomeCare is an excellent partner for Advantage Health Systems’ business. We share the same vision for providing the highest quality, integrated home health and home & community care to our patients. This partnership will only strengthen our dedication to providing superior service in the markets in which we operate and we expect this will benefit our company, patients and the communities that we serve.”

About Addus

Addus is a comprehensive provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, the Veterans Health Administration, commercial insurers and private individuals. Addus has over 13,000 employees that provide services through more than 125 locations across 18 states to over 24,000 consumers.

About Advantage Health Systems, Inc.

Prior to the acquisition, Advantage Health Systems, doing business as CarePro Health Services, was a full service home health company providing personal care, skilled home health services primarily for the elderly and disabled and hospice services. This business serves approximately 1,200 consumers through five locations in South Carolina and one in Georgia.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of the transaction, management plans relating to the transaction, the possibility that expected benefits may not materialize as expected, the failure of the target company’s business to perform as expected, Addus HomeCare’s inability to successfully implement integration strategies, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in the Risk Factors section in Addus HomeCare’s Prospectus, filed with the Securities and Exchange Commission on October 29, 2009 and in Addus HomeCare’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Amy Glynn / Nick Laudico

The Ruth Group

Phone: (646) 536-7023 /7030

Email: aglynn@theruthgroup.com

Email: nlaudico@theruthgroup.com

Media Contact:

Jason Rando

The Ruth Group

Phone: (646) 536-7025

Email: jrando@theruthgroup.com